Exhibit 99.1

VITAL THERAPIES ANNOUNCES APPOINTMENT OF FORMER MEDIVATION CHIEF COMMERCIAL

OFFICER CHERYL COHEN TO ITS BOARD OF DIRECTORS

SAN DIEGO, July 15, 2015 (GLOBE NEWSWIRE) — Vital Therapies, Inc. (Nasdaq: VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting the treatment of liver failure, today announced that Cheryl Cohen, the former Chief Commercial Officer of Medivation, Inc., has been appointed to its Board of Directors, effective immediately. With the addition of Ms. Cohen, the Vital Therapies Board of Directors now comprises ten directors, nine of whom are independent.

“As we look ahead to the potential commercialization of the ELAD System, we are thrilled to welcome Cheryl to the Vital Therapies board of directors,” said Muneer Satter, Co-Chairman of Vital Therapies. “Cheryl’s long and successful track record of commercializing new therapies, including Medivation’s recent highly successful launch of Xtandi®, will be of great value to Vital Therapies. We look forward to working closely with Cheryl.”

Dr. Terry Winters, Vital Therapies’ Chief Executive Officer and Co-Chairman added, “In the event of successful clinical trial data and ultimate regulatory approval, we intend to commercialize ELAD directly in most major markets of the world without partners. Given Cheryl’s expertise in launching products, we’re delighted to have her join the Board.”

“It is a particularly exciting time to join Vital Therapies as the Company prepares to announce topline results from its first phase 3 trial, VTI-208,” said Ms. Cohen. “The ELAD System represents a promising potential breakthrough therapy that may have a meaningful impact on survival in liver failure patients. I look forward to working closely with my fellow board members and the management team to advance this technology.”

Ms. Cohen served as the Chief Commercial Officer of Medivation, Inc., from September 2011 to July 2014, where she was responsible for the company’s U.S. launch of Xtandi (enzalutamide) for metastatic castration-resistant prostate cancer. At Medivation, Ms. Cohen established and led the company’s commercial organization and oversaw a successful launch, with the product achieving nearly $400M in U.S. revenues in the first full year of commercialization. Ms. Cohen also worked closely on all Medivation steering committees with its commercial partner, Astellas Pharma Inc., and was involved in life cycle and strategic planning for Xtandi and in the review of new business development opportunities. Ms. Cohen currently serves as president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product commercialization. Ms. Cohen’s previous experience also includes over a decade at Johnson & Johnson, most recently as vice president, strategic commercial group, Health Care Systems, Inc., responsible for the negotiations of Johnson & Johnson’s portfolio of products to ensure access and preferred positioning, and as vice president, rheumatology franchise, Centocor, Inc., where she had direct responsibility for the $1+ billion per year Remicade U.S. rheumatoid arthritis business. Ms. Cohen currently serves on the Board of Directors of Tokai Pharmaceuticals, Inc., Protein Sciences Corporation, and CytRx Corporation. She earned her B.A. from Saint Joseph College.

15010 Avenue of Science, San Diego, California, USA 92128

Tel 858.673.6840 ● Fax 858-673-6843

www.vitaltherapies.com

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting the treatment of liver failure. The Company’s ELAD System is an extracorporeal human allogeneic cellular liver therapy currently in phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding or implying expectations for the commercialization of the ELAD System, the plan for the commercialization of the ELAD System, the necessity for commercialization expertise within the company, and the timing of the release of topline results from our VTI-208 clinical trial. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance and you are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties include, but are not limited to, the success or failure of the Company’s clinical trials and development programs; whether a single phase 3 clinical trial will be sufficient to support Food and Drug Administration (FDA) approval of a biologics license application (BLA) or whether the FDA will require the Company to conduct additional clinical trials; difficulty obtaining regulatory approval in the United States or Europe, in particular for a combination product and open-label clinical trials; whether the Company begins building any significant commercial infrastructure prior to the fourth quarter of 2016; limited experience in conducting pivotal clinical trials and significant issues regarding the clinical trials, including, but not limited to, the successful opening and the continued participation of clinical sites and their ongoing adherence to protocols, assumptions regarding enrollment rates, timing and availability of subjects meeting inclusion and exclusion criteria, changes to protocols or regulatory requirements, the ability to comply with and meet applicable laws and regulations, and unexpected adverse events or safety issues; and the sufficiency of funding. There can be no assurance that data from any of the Company’s clinical trials will be sufficient to support a BLA or an application for marketing in any country or that any such BLA or application will ever be approved. These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. These forward-looking statements speak only as of the date hereof and the Company disclaims any obligation to update these statements except as may be required by law.

Contact:

Vital Therapies, Inc.

Al Kildani

Vice President, Investor Relations and Business Development

858-673-6840

akildani@vitaltherapies.com

2